Results of October 11, 2001 shareholder meeting
(Unaudited)

A meeting of shareholders of the fund was held on October
11, 2001. At the meeting, each of the nominees for Trustees was elected, as follows:



Common Shares

Votes for
Votes
withheld
Jameson Adkins
Baxter
4,368,164
49,686
C.B. Curtis
4,362,057
55,793
R.J. Jackson
4,367,597
50,253
Paul L. Joskow
4,365,857
51,993
Elizabeth T.
Kennan
4,368,164
49,686
Lawrence J.
Lasser
4,367,164
50,686
John H. Mullin
III
4,365,057
52,793
George Putnam,
III
4,367,264
50,586
A.J.C. Smith
4,361,829
56,051
W. Thomas
Stephens
4,363,957
53,893
W. Nicholas
Thorndike
4,365,529
52,321



Preferred Shares

Votes for
Votes
withheld
John A. Hill
293
26
Robert E.
Patterson
293
26


All tabulations are rounded to nearest whole number.